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                                                                      EXHIBIT 12

                             COOPER INDUSTRIES, INC.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (Dollar Amounts in Thousands)
                                   (Unaudited)


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
                                       Three Months Ended
                                           March 31,                           Year Ended December 31,
                                     ---------------------   ------------------------------------------------------------
                                       1999        1998        1998        1997         1996         1995         1994
                                     ---------   ---------   ---------   ---------    ---------    ---------    ---------
Interest Expense                     $  13,200   $  25,300   $ 101,900   $  90,400    $ 142,100    $ 151,000    $  73,300

Estimated Interest Portion of
    Rent Expense                         3,755       2,848      12,352      10,864       10,035       10,064       10,321
                                     ---------   ---------   ---------   ---------    ---------    ---------    ---------

Fixed Charges                        $  16,955   $  28,148   $ 114,252   $ 101,264    $ 152,135    $ 161,064    $  83,621
                                     =========   =========   =========   =========    =========    =========    =========

Income From Continuing
    Operations Before Income Taxes   $ 118,200   $ 102,000   $ 523,600   $ 483,200    $ 470,700    $ 297,300    $ 314,600

Add:  Fixed Charges                     16,955      28,148     114,252     101,264      152,135      161,064       83,621

      Dividends From Less Than
      50% Owned Companies                   --          --          --          --          287          968          549

Less: Equity in (Earnings)/Losses
      of Less Than 50% Owned
      Companies                            245         324         595        (320)      (1,609)        (996)      (1,776)
                                     ---------   ---------   ---------   ---------    ---------    ---------    ---------

Earnings Before Fixed Charges        $ 135,400   $ 130,472   $ 638,447   $ 584,144    $ 621,513    $ 458,336    $ 396,994
                                     =========   =========   =========   =========    =========    =========    =========

Ratio of Earnings to Fixed Charges        8.0x        4.6x        5.6x        5.8x         4.1x         2.8x         4.7x
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